Exhibit 23.1
Exelon Corporation
Form 11-K File No. 1-16169

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215114) of Exelon Corporation of our report dated December 19, 2018, with respect to the statement of net assets available for benefits of the Pepco Holdings, LLC Retirement Savings Plan as of July 1, 2018, the related statement of changes in net assets available for benefits for the period from January 1, 2018 through July 1, 2018, which appears in the July 1, 2018 Annual Report on Form 11-K of the Pepco Holdings, LLC Retirement Savings Plan.

/s/ MITCHELL & TITUS, LLP
Chicago, Illinois
December 19, 2018